Exhibit 10.10

Schedule of Director Compensation Arrangements

The following sets forth the amount of fees payable to outside directors of Partners Trust Financial Group, Inc. for their services as Directors, effective April 1, 2006:
Event	Fee

Annual Retainer	$ 15,000	(1)
Board Meeting Attended	1,200	(1)

Committee Meeting Attended	500	(1)

Annual Retainer for the Chairman of the
Audit Committee	19,000	(2)

Annual Retainer for the Chairpersons of the
Compensation Committee and the Governance
Committee	16,500	(2)

Annual Retainer for the Chairman of the Board	$ 70,000

(1) Paid to each outside director except for the Chairman of the Board. (2) Includes the $15,000 annual retainer for services as director.